Exhibit 4.94

D A T E D	7 N O V E M B E R 2 0 1 8

(1)	S E A N E R G Y M A R I T I M E H O L D I N G S C O R P .
(as Guarantor)
(2)	C A R G I L L I N T E R N A T I O N A L S A
(as Owner)
G U A R A N T E E  A N D  I N D E M N I T Y
I N R E S P E C T  O F  M . V .  “ C H A M P I O N S H I P ”
REFERENCE RS/736648.00161

CONTENTS
CLAUSE
1.	DEFINITIONS AND INTERPRETATION	2
2.	GUARANTEE AND INDEMNITY	5
3.	DEFAULT INTEREST	8
4.	REPRESENTATIONS	8
5.	UNDERTAKINGS	8
6.	PAYMENT MECHANICS	9
7.	PARTIAL PAYMENTS	9
8.	SET-OFF	10
9.	TAX GROSS-UP	10
10.	CURRENCY CLAUSES	10
11.	COSTS AND EXPENSES	10
12.	CERTIFICATES AND DETERMINATIONS	10
13.	PARTIAL INVALIDITY	11
14.	REMEDIES AND WAIVERS	11
15.	NOTICES	11
16.	ENGLISH LANGUAGE	12
17.	COUNTERPARTS	12
18.	GOVERNING LAW	12
19.	ENFORCEMENT	13

EXECUTION PAGE		14

T H I S  D E E D (“Deed”) is dated 7 November 2018 (“Effective Date”)
BETWEEN:
(1)
SEANERGY MARITIME HOLDINGS CORP., a corporation duly incorporated and validly existing under the laws of the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, MH96960 Majuro, Marshall Islands (“Guarantor”); and

(2)	CARGILL INTERNATIONAL SA, a company duly incorporated and validly existing under the laws of Switzerland whose registered office is at 14 chemin de Normandie, 1206 Geneva, Switzerland (“Owner”).
(the Guarantor and the Owner, together the “Parties” and each a “Party”)
BACKGROUND:
(i)
By a memorandum of agreement (as amended and supplemented from time to time, “MOA”) dated 5 November 2018 between the Guarantor (as guarantor), Champion Ocean Navigation Co. Limited (as seller) (“Seller”) and the Owner (as buyer), the Seller has agreed to sell and the Owner has agreed to purchase the 180,000 DWT bulk carrier named “CHAMPIONSHIP” with IMO number 9403516 (“Vessel”) on the terms and conditions set out therein.

(ii)
By a bareboat charter (as amended and supplemented from time to time, “Bareboat Charter”) dated on or about the date of this Deed between the Owner (as owner) and Champion Marine Co. (“Bareboat Charterer”) (as charterer), the Owner has agreed or, as the case may, shall agree to let to the Bareboat Charterer and the Bareboat Charterer has agreed or, as the case may be, shall agree to take on bareboat charter, the Vessel on the terms and conditions set out therein.

(iii)
By a multipartite agreement (as amended and supplemented from time to time, “Multipartite Agreement”) dated on or about the date of this Deed among the Owner (in its capacities as head-bareboat charterer and as time charterer), the Bareboat Charterer and the Head Owner (as owner), the parties to the Multipartite Agreement have agreed or, as the case may be, shall agree certain aspects of how the relationship among the parties to the Multipartite Agreement is to be regulated.

(iv)
By a time charter (as amended and supplemented from time to time, “Time Charter”) dated on or about the date of this Deed between the Owner (as charterers) and the Bareboat Charterer (as owners) the Bareboat Charterer has agreed or, as the case may, shall agree to let to the Owner and the Owner has agreed or, as the case may be, shall agree to take on time charter, the Vessel on the terms and conditions set out therein.

(v)	This Deed is the “Guarantee” referred to in each of the MOA and the Bareboat Charter.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Deed the following definitions and the definitions in the above recitals shall apply:
Cash Collateral Account Charge means the account charge entered into, or, as the case be, to be entered into, between the Owner and the Bareboat Charterer pursuant to which, inter alia, the Bareboat Charterer has agreed, or, as the case may be, shall agree, to charge in favour of the Owner, inter alia, the Cash Collateral Account (as such term is defined in the Bareboat Charter).
Charter Security has the meaning ascribed to it in the Bareboat Charter.
Guaranteed Obligations means all money and liabilities now or hereafter due, owing or incurred to the Owner by the Bareboat Charterer under the Relevant Documents (or any of them) and under this Deed in whatsoever manner in any currency or currencies whether present or future, actual or contingent, whether incurred solely or jointly with any other person and whether as principal or surety together with all interest accruing on such moneys and liabilities and all costs, charges and expenses incurred by the Owner under any Relevant Document.
Head Owner means CFT Investments 1 LLC with an office at c/o SMBC Leasing and Finance, Inc., 277 Park Avenue, New York, New York 10172 or its successors, assigns and nominees.
Relevant Documents means the Bareboat Charter, the Scrubber Supply Contract Assignment, the Multipartite Agreement, the Cash Collateral Account Charge and the Time Charter (and each of the Bareboat Charter, the Scrubber Supply Contract Assignment, the Multipartite Agreement, the Cash Collateral Account Charge and the Time Charter, a “Relevant Document”).
Responsible Person means, in respect of the Guarantor, a Responsible Officer (as such term is defined in the Bareboat Charter).
Scrubber Supply Contract Assignment has the meaning ascribed to it in the MOA.
Tax Deduction means a deduction or withholding for or on account of tax from a payment under this Deed.
1.2	Interpretation
1.2.1
Unless defined elsewhere in this Deed or the context otherwise requires, terms defined in, or whose interpretation is provided for in, the Bareboat Charter shall have the same meaning when used in this Deed.

1.2.2	Unless a contrary indication appears, a reference in this Deed (including the recitals hereto) to:
(a)	any Party or any other person shall be construed so as to include, where relevant, its successors in title, permitted assigns and permitted transferees;
(b)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);
(c)	Clauses are references to clauses of this Deed;
(d)
a Relevant Document or any other agreement or instrument is a reference to that Relevant Document or other agreement or instrument as amended, novated, varied, supplemented or restated (however fundamentally) or replaced from time to time;

(e)	the words “include(s)”, “including” shall be construed as followed by the words “without limitation”;
(f)
“liabilities” includes any obligation, whether incurred as principal or as surety, for the payment or the repayment of money, whether present or future, actual or contingent and whether owed jointly or severally or in any other capacity;

(g)
references to “taxes” include all present and future income, corporation and value-added taxes and all stamp and other taxes, duties, levies, imposts, deductions, charges and withholdings whatsoever, together with interest thereon and penalties with respect thereto, if any, and any payments of principal, interest, charges, fees or other amounts made on or in respect thereof, and references to “tax” and “taxation” shall be construed accordingly;

(h)
a provision of law is a reference to a provision of any treaty, legislation, regulation, decree, order or by-law and any secondary legislation enacted under a power given by that provision, as amended, applied or re-enacted or replaced whether before or after the date of this Deed; and

(i)	a time of day is a reference to Geneva time.
1.2.3	Clause headings are for ease of reference only.
1.2.4	Words importing the plural shall include the singular and vice versa and words importing a gender shall include every gender.
1.3	Third party rights
Unless expressly provided to the contrary in this Deed a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Deed.
1.4	Deed
This Deed is intended to take effect as a deed from and including the date of the Bareboat Charter.
1.5	Relevant Documents

The Guarantor confirms that it has received copies of, has reviewed and is familiar with the terms and provisions of the Relevant Documents.
2.	GUARANTEE AND INDEMNITY
2.1	Guarantee and indemnity
2.1.1	The Guarantor irrevocably and unconditionally:
(a)
guarantees to the Owner the due and punctual performance by the Bareboat Charterer of all the Bareboat Charterer’s obligations (whether actual or contingent) under, or in connection with, the Relevant Documents;

(b)
undertakes with the Owner that whenever the Bareboat Charterer does not pay any amount when due under or in connection with any Relevant Document, the Guarantor shall promptly on demand pay that amount as if it was the principal obligor; and

(c)
agrees with the Owner that, if, for whatever reason, any sums (or other obligations, as the case may be) hereby guaranteed are not recoverable (or are not able to be satisfied) pursuant to this Clause 2.1 on the basis of a guarantee (whether by reason of any legal limitation, illegality, disability or incapacity on, or of, the Bareboat Charterer or any other person or by reason of any other fact or circumstance, and whether or not known to, or discoverable by, the Guarantor, the Bareboat Charterer or the Owner or any other person), the Guarantor will, as a separate and independent stipulation and as a primary obligor, pay (or, as the case may be, perform or procure performance of the Bareboat Charterer’s obligations) to the Owner on demand an amount or amounts equal to the amount or amounts which the Guarantor would have been liable to pay but for such irrecoverability and will on demand indemnify the Owner against any costs, expenses, losses or liability suffered or incurred by the Owner a result of such irrecoverability.

2.2	Continuing guarantee
2.2.1	This Deed is a continuing guarantee and will extend to the ultimate balance of the Guaranteed Obligations, regardless of any intermediate payment or discharge in whole or in part.
2.3	Reinstatement
2.3.1
If any discharge, release or arrangement (whether in respect of the obligations of the Bareboat Charterer or any Charter Security for those obligations or any security provided for those obligations or otherwise) is made by the Owner in whole or in part on the faith of any payment, Charter Security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Deed will continue or be reinstated as if the discharge, release or arrangement had not occurred.

2.4	Waiver of defences
2.4.1
The obligations of the Guarantor under this Deed will not be affected by an act, omission, matter or thing which, but for this Clause 2.4, would reduce, release or prejudice any of its obligations under this Deed (without limitation and whether or not known to it or to the Owner) including:

(a)	any time, waiver or consent granted to, or composition with, the Bareboat Charterer and/or any other person, as the case may be;
(b)	the release of the Bareboat Charterer or any other person, as the case may be, under the terms of any composition or arrangement with any creditor of the Guarantor or its subsidiaries;
(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or over, assets of, the Bareboat Charterer or other person, as the case may be, or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Charter Security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Bareboat Charterer or any other person, as the case may be;
(e)	any amendment (however fundamental) or replacement of a Relevant Document or any other agreement or instrument or Charter Security;
(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Relevant Document or any other agreement or instrument or Charter Security; or
(g)	any insolvency or similar proceedings.
2.5	Guarantor Intent
2.5.1
Without prejudice to the generality of Clause 2.4 the Guarantor expressly confirms that it intends that this Deed shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Relevant Documents.

2.6	Immediate recourse
2.6.1
The Guarantor waives any right it may have of first requiring the Owner to commence proceedings against or enforce any other rights or Charter Security before enforcing any rights of the Owner against the Guarantor under this Deed. This waiver applies irrespective of any law or any provision of a Relevant Document to the contrary.

2.7	Appropriations

2.7.1	Until all amounts which may be or become payable by the Bareboat Charterer under or in connection with the Relevant Documents have been irrevocably paid in full, the Owner may:
(a)
refrain from applying or enforcing any other moneys, Charter Security or rights held or received by the Owner in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in a suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Deed.
2.8	Deferral of Guarantor’s rights
2.8.1
Until all amounts which may be or become payable by the Bareboat Charterer under or in connection with the Relevant Documents have been irrevocably paid in full and unless the Owner otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Relevant Documents or by reason of any amount being payable, or liability arising, under this Clause 2.8:

(a)	to be indemnified by the Bareboat Charterer;
(b)	to claim any contribution from the Bareboat Charterer of the Bareboat Charterer’s obligations under the Relevant Documents;
(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Owner under the Relevant Documents or of any other guarantee or Charter Security taken pursuant to, or in connection with, the Relevant Documents by the Owner;

(d)
to bring legal or other proceedings for an order requiring the Bareboat Charterer to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 2.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against the Bareboat Charterer; and/or
(f)	to claim or prove as a creditor of the Bareboat Charterer in competition with the Owner.
2.8.2
If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Owner by the Bareboat Charterer under or in connection with the Relevant Documents to be repaid in full on trust for the Owner and shall promptly pay or transfer the same to the Owner for application towards the Guaranteed Obligations.

2.9	Additional Security

2.9.1	This Deed is in addition to, and is not in any way prejudiced by, any other guarantee or Charter Security now or subsequently held by the Owner.
2.10	No Security from Bareboat Charterer
2.10.1
Until the Guaranteed Obligations have been irrevocably paid in full, the Guarantor shall not take, or retain, any Charter Security from the Bareboat Charterer or other person in connection with any of the Guarantor’s liabilities under this Deed.

2.11	Trust
2.11.1
If the Guarantor is in breach of Clauses 2.8 or 2.10, the Guarantor shall hold on trust the payment, contribution, benefit, right or Charter Security to transfer or pay it to the Owner to the extent necessary to satisfy any of the Guarantor’s liabilities under this Deed, and promptly transfer or pay any such payment, contribution, benefit, right or Charter Security to the Owner.

3.	DEFAULT INTEREST
3.1
If the Guarantor fails to pay any amount payable by it under this Deed on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at the Default Rate. Any interest accruing under this Clause 3 shall be immediately payable by the Guarantor on demand by the Owner.

3.2	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount with monthly rests but will remain immediately due and payable.
4.	REPRESENTATIONS
4.1	The Guarantor represents and warrants to the Owner on the date of this Deed that:
4.1.1
the Guarantor has power to execute, deliver and perform its obligations under this Deed and all necessary corporate action has been taken to authorise the execution, delivery and performance of the same; and

4.1.2	this Deed constitutes valid, legally binding and enforceable obligations of the Guarantor.
4.2	The representations made under Clause 4.1 shall be repeated by the Guarantor by reference to the facts and circumstances then existing on each and every day during the Charter Term.
5.	UNDERTAKINGS
5.1
The undertakings in this Clause 5.1 remain in force from the date of this Deed until the Guaranteed Obligations have been irrevocably and unconditionally discharged in full. The Guarantor undertakes and agrees that throughout the relevant Charter Term it will:

5.1.1	furnish to the Owner:

(a)
within one hundred and eighty (180) days after the close of each fiscal year, beginning with the close of the fiscal year 2017, the year-end audited financial statements of the Guarantor including a balance sheet and related profit and loss and surplus statements certified by its auditors;

(b)
within ninety (90) days after the close of each fiscal quarter, the unaudited quarterly financial statements of the Guarantor containing profit and loss statements and a balance sheet and certified by the Responsible Person, subject to year-end audit;

(c)	such other financial information as the Owner may from time to time reasonably request relating to the financial condition of the Guarantor or the Bareboat Charterer,
(d)
as soon as practicable after the same are instituted (or, once the Guarantor is aware of the same), details of any litigation, arbitration or administrative proceedings involving the Guarantor where the value of the claim or any counterclaim exceeds United States Dollars Two Million Five Hundred Thousand (US$2,500,000) (or its equivalent in any other applicable currency, when converted at the prevailing rate); and

(e)	from time to time such additional financial or other information relating to the business of the Guarantor and as may be reasonably requested by the Owner.
5.1.2	not, without the prior written consent of the Owner (such consent in the Owner’s sole discretion), change or permit any change in the share owning structure of the Bareboat Charterer.
5.2	Any financial statements and / or financial information provided to the Owner in accordance with Clause 5.1 shall be prepared in accordance with US GAAP, consistently applied on a consistent basis.
6.	PAYMENT MECHANICS
6.1	All payments by the Guarantor under this Deed shall be made for value on the due date at the time and in the currency in which the Guaranteed Obligations are due and payable.
6.2	Payment shall be made to such account as the Owner specifies to the Guarantor in writing.
6.3	All payments to be made by the Guarantor under this Deed shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
7.	PARTIAL PAYMENTS
7.1
If the Owner receives a payment that is insufficient to discharge all the amounts then due and payable by the Guarantor under this Deed, the Owner shall apply that payment towards the obligations of the Guarantor under this Deed to discharge amounts owed to the Owner under any of the Relevant Documents in such order as the Owner may, in its discretion, determine.
8.	SET-OFF
The Owner may set off any matured obligation due from the Guarantor under this Deed (to the extent beneficially owned by the Owner) against any matured obligation owed by the Owner to the Guarantor, regardless of the place of payment, or currency of either obligation. If the obligations are in different currencies, the Owner may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
9.	TAX GROSS-UP
9.1	The Guarantor shall make all payments to be made by it under this Deed without any Tax Deduction, unless a Tax Deduction is required by law.
9.2
If a Tax Deduction is required by law to be made by the Guarantor, the amount of the payment due from the Guarantor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

9.3
If the Guarantor is required to make a Tax Deduction, the Guarantor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

9.4
The Guarantor shall deliver to the Owner evidence reasonably satisfactory to the Owner that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

10.	CURRENCY CLAUSES
10.1
If a payment is made to the Owner under this Deed in a currency (“Payment Currency”) other than the currency in which it is expressed to be payable (“Contractual Currency”), the Owner may convert that payment into the Contractual Currency at the rate at which it (acting reasonably and in good faith) is able to purchase the Contractual Currency with the Payment Currency on or around the date of receipt of the payment and to the extent that the converted amount of the payment falls short of the amount due and payable the Guarantor will remain liable for such shortfall and such shortfall shall form part of the Guaranteed Obligations.

11.	COSTS AND EXPENSES
11.1
The Guarantor shall pay to the Owner the amount of all costs and expenses (including, without limitation, legal fees, stamp duties and any value added tax) incurred by the Owner in connection with the enforcement of, or preservation of, any rights under, this Deed on a full indemnity basis.

12.	CERTIFICATES AND DETERMINATIONS

12.1	Any certificate or determination by the Owner of a rate or an amount payable under this Deed is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
13.	PARTIAL INVALIDITY
13.1
If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

14.	REMEDIES AND WAIVERS
14.1
No failure to exercise, nor any delay in exercising, on the part of the Owner, any right or remedy under this Deed or any Relevant Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed and the Relevant Documents are cumulative and not exclusive of any rights or remedies provided by law.

15.	NOTICES
15.1	Any communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, may be made by e-mail, fax or letter.
15.2
The address, fax number and e-mail address (and the department or officer, if any, for whose attention the communication is to be made) of the Guarantor and the Owner for any communication or document to be made or delivered under or in connection with this Deed is:

15.2.1	in the case of the Guarantor:
Address:
Seanergy Maritime Holdings Corp.
c/o Seanergy Management Corp.
154 Vouliagmenis Avenue,
16674 Glyfada, Athens, Greece
Fax: +30 210 9638404
Email: legal@seanergy.gr
15.2.2	in the case of the Owner:
Address: Cargill International SA, 14 Chemin de Normandie, 1206 Geneva, Switzerland

Fax: +41 22 703 2555
E-mail:
George_Wells@cargill.com
otprojects@cargill.com
Olivier_demierre@cargill.com
Ann_shazell@cargill.com
Oliver_HandasydeDick@cargill.com
Keith_dawe@cargill.com
Kyriakos_attikouris@gargill.com
or any substitute address, fax number, e-mail address or department or officer as may be notified in writing to the other Party by not less than seven (7) days’ notice.
15.3	Any communication or document made or delivered by one person to another under or in connection with this Deed will be effective only:
15.3.1	if by way of fax, when received in legible form; or
15.3.2	if by way of letter, when it has been left at the relevant address or five (5) days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or
15.3.3	if by way of e-mail, when it is received,
and, if a particular department or officer is specified as part of its address details provided under Clause 15.2, if addressed to that department or officer.
15.4
Any communication or document to be made or delivered to the Owner will be effective only when actually received by the Owner and then only if it is expressly marked for the attention of the department or officer identified above (or any substitute department or officer as the Owner shall specify for this purpose).

16.	ENGLISH LANGUAGE
16.1	Any notice or other document given or provided under or in connection with this Deed must be in English.
17.	COUNTERPARTS
17.1
This Deed may be executed in counterparts each of which when executed and delivered shall constitute an original of this Deed, but all the counterparts shall together constitute the same agreement. No counterpart shall be effective until each Party has executed at least one counterpart. A signed copy received in pdf format shall be deemed to be an original.

18.	GOVERNING LAW
18.1	This Deed and any non-contractual obligations arising out of or in connection with it are governed by, and construed in accordance with, English law.

19.	ENFORCEMENT
19.1	Jurisdiction of English courts
19.1.1
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed and/or any non-contractual obligation arising out of or in connection with this Deed) (a “Dispute”).

19.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
19.1.3
This Clause 19 is for the benefit of the Owner. As a result, the Owner shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Owner may take concurrent proceedings in any number of jurisdictions.

19.2 Service of process
19.2.1	Without prejudice to any other mode of service allowed under any relevant law, the Guarantor (not being incorporated in England and Wales):
(a)
irrevocably appoints Messrs. E.J.C. ALBUM, SOLICITORS presently of Landmark House, 190 Willifield Way, London NW11 6YA, England (attention: Mr Edward Album, tel: +44 208 455 7653, fax: +44 208 457 5558 and email: ejca@mitgr.com) as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed; and

(b)	agrees that failure by an agent for service of process to notify the Guarantor of the process will not invalidate the proceedings concerned.
19.2.2
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Guarantor must immediately (and in any event within five (5) days of such event taking place) appoint another agent on terms acceptable to the Owner. Failing this, the Owner may appoint another agent for this purpose.

T H I S  D E E D HAS BEEN EXECUTED AND DELIVERED ON THE DATE STATED AT THE BEGINNING OF THIS DEED.

EXECUTION PAGE - GUARANTEE AND INDEMNITY –
“CHAMPIONSHIP”
GUARANTOR
Signed as a deed by

Seanergy Maritime Holdings Corp., a corporation duly incorporated and validly existing under the laws of the Republic of the Marshall Islands, by

Theodora Mitropetrou,

being a person who, in accordance with the laws of that territory, is acting under the authority of the corporation.
) ) ) ) ) ) ) ) ) ) )	/s/ Theodora Mitropetrou Authorised Signatory

EXECUTION PAGE - GUARANTEE AND INDEMNITY –
“CHAMPIONSHIP”
OWNER
Signed as a deed by

CARGILL INTERNATIONAL SA, a corporation duly incorporated and validly existing under the laws of Switzerland, by

George Wells,

being a person who, in accordance with the laws of that territory, is acting under the authority of the company.
) ) ) ) ) ) ) ) ) ) )	/s/ George Wells Authorised Signatory